Exhibit 99.1

INGEN TECHNOLOGIES, INC.

DIRECTORS' RESOLUTION

2011.1

BE IT KNOWN THAT, on the 3rd day of February, 2011, at a duly constituted special meeting of the Directors of Ingen Technologies, Inc., the following resolution was voted and approved upon motion duly made and seconded:

During a special meeting held by the Board of Directors, there was a majority vote to appoint Gary Tilden as Chief Operations Officer and Director and member of the Board of Directors for Ingen Technologies, Inc.. This will be made effective as of February 3, 2011.

Gary Tilden is 56 years old with 35 years experience working in management, design, automation, machining and marketing for small to midsize businesses. His success as a business owner involved  the design and development of the island hood stack mounting system for Imperial Cal Products that were sold to the home building supplies market. Mr. Tilden operated his own businesses for 20 years designing and manufacturing products for the home building industry. He holds several certifications in various fabrications. He held management positions with JefCo Manufacturing and Aristokraft Industries. Mr. Tilden has been a consultant with Ingen Technologies for the past 12 months and has excelled in managing Ingen's ISO Certification management systems, product manufacturing and operations. Mr. Tilden graduated from Foothill High School in Southern California and does not hold a college degree, however he has attended Orange Coast College and Santa Ana College where he studied Business Management, Business Law and Accounting. He has been married to his wife, a public school teacher,  for 33 years. Mr. Tilden and his wife have raised four children. Two of his sons attended Cal Poly Pomona University where they  studied Business and Computer Science and all three of his sons have steadily moved up the ladder in their careers.  His daughter attended the University of California Riverside where she has earned a Teachers Credential and a Masters Degree. Gary Tilden will be the Chief Operations Officer for Ingen Technologies and a member of the Board of Directors.

CERTIFICATION BY SECRETARY

I am the Secretary of Ingen Technologies, Inc.  I hereby certify that the foregoing is a true and correct copy of the Resolution adopted by the Board of Directors of Ingen Technologies, Inc. on February 3, 2011 in accordance with the provisions of our Bylaws.

IN WITNESS WHEREOF, I have this 3rd day of February, 2011 subscribed my name as Secretary of Ingen Technologies, Inc. and have caused the corporate seal to be affixed hereto (if such a seal exists).

____________________________
Secretary of Corporation

(Waiver of Notice on page 2)

WAIVER OF NOTICE (2011.1)

The undersigned Directors of Ingen Technologies, Inc. hereby waive notice of the special Directors’ meeting held on February 3, 2011.  We consent to all actions taken in the meeting.  Faxed and electronic signatures are as valid as original signatures hereupon, and may be signed in counterparts.

Scott R. Sand	Curt Miedema